Exhibit 10.32

3200 Windy Hill Road, Suite B-100	770-767-4500 T
Atlanta, GA 30339
November 18, 2009
Thomas D. Underwood
10570 Oxford Mill Circle
Alpharetta, Georgia 30022
Dear Tom:
This letter confirms the agreement reached between you and Alere LLC (f/k/a Matria Healthcare, LLC f/k/a Matria Healthcare, Inc.) (“Alere”) regarding the stay bonuses and severance described in this letter, as well as with respect to the agreements between you and Alere dated prior to the date of this letter agreement. Specifically, prior to the date of this letter agreement you acknowledge that you were a party to the following agreements: (i) Change in Control Severance Compensation and Restrictive Covenant Agreement between you and Alere dated June 4, 2007 (the “Change in Control Agreement”), (ii) Offer Letter dated June 4, 2007 between you and Alere (the “Offer Letter”), (iii) Non-Competition Agreement dated May 4, 2007 between you and Alere (the “Non-Competition Agreement”); and (iv) Non-Solicitation and Confidentiality Agreement dated May 4, 2007 between you and Alere (the “Non-Solicitation Agreement”). The above agreements were the only agreements entered into between you and Alere or any of Alere’s current or former affiliates prior to the date of this letter agreement that were still in effect or had binding obligations.
Subject to the terms and conditions herein, you will receive three stay bonus payments from Alere commencing November 18, 2009. The Change in Control Agreement and Offer Letter will remain in effect until your receipt of the first installment of your stay bonus in the gross amount of $462,666.00. After such receipt, such agreements will terminate and be of no further force and effect. Upon the termination of such agreements and subject to the terms and conditions herein, the Company agrees that, in the event your employment is terminated by Alere other than for Cause (as defined below), or by you with Good Reason (as defined below) at any time after November 18, 2009, Alere will pay you, as severance and in consideration of your adherence to the protective covenants set forth herein, an amount equal to the greater of (i) any stay bonuses not yet paid as referenced on page 3 of this letter or (ii) twelve (12) months of your then current annual base salary. Subject to the following sentence, such amount will become due and payable in a lump sum amount within (5) days of such termination. To the extent that any severance payments made pursuant to this paragraph are determined to be payments of nonqualified deferred compensation and you are determined to be a “specified employee,” then any such payments shall be suspended for a period of six months and one day and after such date the amounts suspended shall be paid in a lump sum. In addition, in the event your employment is terminated by Alere other than for Cause, or by you with Good Reason at any time after November 18, 2009, but prior to June 30, 2011, then for a period of two years following such date of termination, you and anyone entitled to claim under or through you shall be entitled to all benefits under the group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, or other present or future similar group employee benefit plan or program of Alere for which key executives were eligible at the date of a change in control transaction with Inverness Medical Innovations, to the same extent as if you had continued to be an employee of Alere during such period and such benefits shall, to the extent not fully paid under any such plan or program, be paid by Alere. Also during such two-year period, Alere will extend full insurance coverage for your primary automobile in favor of you, as an additional named insured. For the avoidance of doubt, the benefits provided pursuant to the previous sentence will include only the following: the executive health program, executive financial services, medical insurance, dental insurance, life insurance/accidental death and dismemberment insurance, long-term disability coverage, short term disability coverage, COBRA starting after the two year term, cell phone and auto insurance, each subject to the limits and conditions in effect as of the change in control. In the event your employment is terminated by Alere other than for Cause, or by you with Good Reason at any time on or after June 30, 2011, then for a period of one year following such date of termination, you and anyone entitled to claim under or through you shall be entitled to the following benefits: medical insurance, dental insurance, and COBRA starting after the one year term. For the avoidance of doubt, should you voluntarily terminate your employment other than for Good Reason, no benefits will be due to you after the termination date.
Alere’s obligation to pay you the severance described above is expressly contingent upon your execution and delivery of the Release Agreement attached to this letter as Exhibit A (the “Release Agreement”). Alere will have no obligation to provide severance payments to you if: (i) you do not deliver an executed Release Agreement to Alere; or (ii) you do deliver an executed Release Agreement to Alere, but you breach any representation, warranty or covenant of the Release Agreement after delivery. Furthermore, Alere will be entitled to accrue and withhold any severance payment otherwise due during any period in which the Release Agreement is revocable (in whole or in part) by you, provided that any such withheld payments will promptly be remitted to you when the Release Agreement becomes irrevocable.
For purposes of this letter agreement, “Cause” means (i) your failure, neglect, or refusal, as determined by the reasonable judgment of Alere, to perform the duties of your position, which failure, neglect, or refusal has not been cured by you within thirty (30) days of receipt of written notice from Alere of such failure, neglect, or refusal and you have not at any time thereafter repeated such failure or failed to sustain such cure; (ii) any intentional act by you that has the effect of injuring the reputation or business of Alere or any of its affiliates in any material respect; (iii) your continued or repeated absence from Alere, unless such absence is (A) approved or excused by the chief executive officer of Alere or (B) is the result of your illness, Disability (as defined below), or incapacity; (iv) your use of illegal drugs or repeated drunkenness; (v) your arrest and/or conviction for the commission of a felony; or (vi) the commission by you of an act of fraud, deceit, material misrepresentation or embezzlement against Alere, or any of its affiliates.
For the purposes of this letter agreement, “Disability” means your inability to perform the essential functions of your position, with or without reasonable accommodation by Alere, for an aggregate of one hundred twenty (120) days (whether or not consecutive) during any 12-month period during the course of your employment.
For purposes of this letter agreement, “Good Reason” means (i) a material reduction of your duties or responsibilities without your prior approval, or (ii) Alere’s requirement, without your prior approval, that you relocate (for any period in excess of 90 days) your principal place of employment to a location more than fifty (50) miles away from Alere’s current location in Atlanta, Georgia, or (iii) a material reduction of your base salary, or (iv) a change in your reporting relationship such that you no longer report to the chief executive officer of Alere or a successor entity that continues to operate or hold the health management business of Alere on a standalone basis.
Notwithstanding any other provision of this letter agreement, it is intended that any payment or benefit provided pursuant to or in connection with this letter agreement that is considered to be nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code. If and to the extent required by Section 409A of the Code, no payment or benefit shall be made or provided to a “specified employee” (as defined below) prior to the six (6) month anniversary of your separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code). The amounts provided for in this letter agreement that constitute nonqualified deferred compensation shall be paid as soon as the six month deferral period ends. In the event that benefits are required to be deferred, any such benefit may be provided during such six month deferral period at your expense, with your having a right to reimbursement from Alere for the amount of any premiums or expenses paid by you once the six month deferral period ends. For this purpose, a specified employee shall mean an individual who is a key employee (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) of the Code) of Alere at any time during the 12-month period ending on each December 31 (the “identification date”). If you are a key employee as of an identification date, you shall be treated as a specified employee for the 12-month period beginning on the April 1 following the identification date. Notwithstanding the foregoing, you shall not be treated as a specified employee unless any stock of Alere or a corporation or business affiliated with it pursuant to Sections 414(b) or (c) of the Code is publicly traded on an established securities market or otherwise. To the extent that Alere makes payments to you under this letter agreement based on its determination that a delay in payment is not required under Section 409A and the Internal Revenue Service ultimately concludes that a delay was required, Alere shall make you whole in respect of any penalties and taxes on the payments and will gross up the make-whole payment for the tax effects thereon related solely to Section 409A.
In consideration for your entering into this letter agreement and abiding by its terms, Alere will pay you the following “stay bonuses” according to the following schedule:

Date	Amount of “stay bonus”
November 18, 2009	$462,666
November 18, 2010	$462,666
June 30, 2011	$462,666
Subject to the second paragraph of this letter agreement, in order to be eligible to receive the stay bonuses set forth above, you must be employed by Alere on the dates set forth in the above schedule. Notwithstanding anything herein to the contrary, in the event that your employment terminates as a result or your death or Disability, any stay bonuses not yet paid will become due and payable to your designated beneficiary(s) in a lump sum within (5) days of such termination, subject to any required delay due to Section 409A as described above. For the avoidance of doubt, should you voluntarily terminate your employment for any reasons other than death or Disability or for Good Reason, any stay bonuses or severance not yet paid will be forfeited.
In consideration of Alere’s entering into this letter agreement, you agree that from the date of this letter through the date that is (i) one year after your employment with Alere terminates if at least the amount of the full stay bonus in the chart above is not paid to you on or after the date hereof, or (ii) two years after your employment with Alere terminates if at least the amount of the full stay bonus in the chart above is paid to you on or after the date hereof, you will not, without the prior written consent of Alere, anywhere within the Territory, either directly or indirectly, on your own behalf or in the service or on behalf of others, provide the same or similar services as you provided for the Technology Services Division of Alere (as such services are more particularly described on Exhibit B attached to this letter) to any business that competes with, or is the same or substantially the same as, the Alere Business. As used in this letter: (i) “Alere Business” means the business of providing (a) disease management programs for diabetes, congestive heart failure, coronary artery disease, asthma, chronic obstructive pulmonary disease, cancer, pregnancy, depression, chronic pain or hepatitis C; (b) nursing obstetrical home and telephonic care, risk assessments for pregnant women, education programs for women with high-risk pregnancies, or neonatal programs for early infant care management; and (c) on-line health and wellness programs targeting weight loss, nutrition and diet, fitness, tobacco cessation and stress management; and (ii) “Territory” means the following states: Arizona, California, Colorado, Florida, Georgia, Illinois, Nevada, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, and Washington. You agree and acknowledge that Alere’s Technology Services’ Division provides a significant amount of services in each of the foregoing states and that in your capacity of President of the Technology Services Division of Alere that you will be providing services in each of the foregoing states.
In further consideration of Alere’s entering into this letter agreement, you agree to abide by the provisions of the Non-Solicitation Agreement with respect to the Alere Technology Services Division. Accordingly, you hereby adopt and accept all of the terms and conditions of the Non-Solicitation Agreement, which terms and conditions are incorporated into this letter agreement.
You and Alere acknowledge and agree that the foregoing protective covenants are reasonable as to time, scope and territory given Alere’s need to protect its trade secrets and confidential business information and given the substantial payments and benefits to which you may be entitled pursuant to this letter agreement.
Any breach or threatened breach of one of the foregoing protective covenants by you is reasonably likely to result in irreparable injury to Alere, and therefore, in addition to all remedies provided at law or in equity, you agree that Alere shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of the foregoing protective covenants. If Alere seeks an injunction, you waive any requirement that Alere post a bond or any other security.
It is the desire and intent of you and Alere that the provisions of this letter be enforced to the fullest extent permissible. Accordingly, if any particular paragraph(s), subparagraph(s) or portion(s) of this letter are adjudicated to be invalid or unenforceable as written, such paragraph(s), subparagraph(s) or portion(s) will be modified to the extent necessary to be valid or enforceable. Such modification will not affect the remaining provisions of this letter. To the extent any paragraph(s), subparagraph(s) or portion(s) of this letter found invalid or unenforceable cannot be modified to be made valid or enforceable, then the letter will be construed as if that paragraph(s), subparagraph(s) or portion(s) was deleted, and all remaining terms and provisions will be enforceable in law or equity in accordance with their terms. Notwithstanding the foregoing, Alere’s obligation to pay you the stay bonus according to the schedule set forth above is not severable from the restrictive covenants in this letter. Accordingly, if one or more of the restrictive covenants is determined to be unenforceable by a court of competent jurisdiction, Alere’s obligation to pay you any portion of the stay bonus not already paid to you will forever terminate.
This letter has been entered into under and shall be governed by the laws of the State of Georgia. You and Alere agree that the Superior Court of Cobb County, Georgia will be the sole and exclusive jurisdiction and venue for all disputes between us under this letter. You hereby irrevocably consent to the jurisdiction and venue of the Superior Court of Cobb County, Georgia for adjudication of all disputes between us under this letter and/or otherwise related to our relationship. You hereby waive any objections or defenses to jurisdiction or venue in any such proceeding before such court.
[Signatures on following page]

Please indicate your acceptance of the foregoing by signing and dating one copy of this letter and returning it to me at your earliest convenience. I am looking forward to your continued contribution and participation in the exciting opportunities at Alere.
Sincerely,
Ron Geraty
Chief Executive Officer
I hereby accept and agree to the above offer subject to the conditions set out above.
/s/ Thomas D. Underwood
Thomas D. Underwood
11/19/09
Date

EXHIBIT A
RELEASE AGREEMENT

EXHIBIT B
DESCRIPTION OF SERVICES
As President of the Technology Services Division of Alere you are responsible for managing and supporting the Company’s technology initiatives, strategies and operations for the Business throughout the 48 contiguous states of the continental United States.